Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP ANNOUNCES WARN NOTICE AT ITS

PHOENIX MANUFACTURING DIVISION OPERATION

Wayne, PA – October 8, 2004 – Triumph Group, Inc. (NYSE: TGI) announced the suspension of operations effective December 31, 2004 at the Phoenix Manufacturing Division of its subsidiary, Triumph Engineered Solutions, Inc., located in Tempe, Arizona.  This action is a result of a plant closure and the relocation of the industrial gas turbine manufacturing business.  In connection with the shutdown, Triumph Engineered Solutions issued a notice to its workforce on October 5, 2004 pursuant to the federal Worker Adjustment and Retraining Notification Act.

The suspension of operations at the Phoenix Manufacturing Division is part of the consolidation of the operations of the company’s former Components Group reported in April 2004.  At that time, the company announced that it anticipated incurring up to $4.0 million of costs in fiscal year 2005 as the consolidation was completed.   The anticipated costs associated with the action announced today fall within the previously announced range.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components and power generation equipment.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release that are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2004.